Exhibit 99.1

Analysts:	Patrick Kane, Chief IR Officer	Contact:	Frank Semple, Chairman, President & CEO
	(412) 553-7833		Nancy Buese, Senior VP and CFO
Media:	Karla Olsen, Public Relations Manager		Dan Campbell, VP of Finance & Treasurer
	(412) 553-5726		(866) 858-0482

EQT Corporation Announces Sale of Kentucky Natural Gas
Processing Complex to MarkWest Energy Partners

PITTSBURGH and DENVER, Jan. 4, 2011—EQT Corporation (EQT) (NYSE: EQT) and MarkWest Energy Partners, L.P. (MarkWest) (NYSE: MWE) today announced that MarkWest is acquiring EQT’s natural gas processing complex in Langley, Kentucky and an associated natural gas liquids (NGL) pipeline for $230 million.  The transaction is expected to close during the first quarter 2011.

The Langley processing complex includes a 100 million cubic feet per day (MMcfd) cryogenic processing plant, a 75 MMcfd refrigeration processing plant, and approximately 28,000 horsepower of compression.  Immediately following the closing of the acquisition, MarkWest will commence the installation of a new 60 MMcfd cryogenic processing plant to expand the Langley cryogenic processing capacity.  In conjunction with the closing of the sale of the Langley plant, EQT will execute a long-term agreement with MarkWest to provide processing services for its Kentucky Huron / Berea shale gas and to extend its existing agreement with MarkWest for NGL transportation, fractionation, and marketing services until 2022.

MarkWest will also complete the Ranger NGL pipeline, which is currently under construction, to allow NGLs recovered at the Langley processing complex to be delivered to MarkWest’s Siloam fractionation, storage, and marketing complex in South Shore, Kentucky.  In 2008, MarkWest significantly expanded the Siloam fractionator to a capacity of 24,000 barrels per day, in part to support the continued growth of EQT’s Huron/Berea shale development in Kentucky and West Virginia.  MarkWest will also process EQT’s liquids-rich Marcellus gas in West Virginia.

“The sale of these valuable Kentucky assets is the first step in our commitment to prioritize our capital to our most profitable investment opportunities, which for us means development activities, primarily in the Marcellus and also in the Huron/Berea, rather than processing activities,” said David Porges, president and chief executive officer of EQT.  “Consistent with this, we are pleased to expand EQT’s long-standing relationship with MarkWest in our existing Kentucky processing and liquids handling and in new processing and liquids handling that will support the development of West Virginia Marcellus shale.”

“We are very excited to further expand our relationship with EQT through the execution of this significant transaction,” said Frank Semple, chairman, president and chief executive officer of MarkWest.  “For more than 20 years we have been a leader in providing highly efficient and fully integrated NGL processing, fractionation, and marketing services in Appalachia.  This transaction expands and complements our extensive midstream systems that serve the Huron/Berea and Marcellus shales and will provide strategic, long-term value to EQT.”

About EQT

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com; Investor information is available on that site at http://ir.eqt.com.  EQT Corporation uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.

Wells Fargo Securities, LLC advised EQT on this transaction.

EQT Cautionary Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include EQT’s expectations of plans, strategies, objectives and growth, including guidance regarding the expected timing of closing of the transaction, the amount of consideration to be received for the Kentucky processing facility and related assets, and the availability of processing capacity following the transaction.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements on current expectations and assumptions about the future events.  While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond EQT’s control.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQT’s’s Form 10-K filed for the year ended December 31, 2009, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

About MarkWest

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.